Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3/A No. 333-153768) and related Prospectuses of Encore Energy Partners LP for the registration of common units and debt securities and to the incorporation by reference therein of our reports dated (a) September 22, 2008, with respect to the consolidated financial statements of Encore Energy Partners LP included in Encore Energy Partners LP’s Current Report on Form 8-K dated September 22, 2008 and (b) September 22, 2008 with respect to the consolidated balance sheet of Encore Energy Partners GP LLC included in Encore Energy Partners LP’s Current Report on Form 8-K dated September 22, 2008, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
November  10, 2008